Results of Meeting of Shareholders

AXP CASH MANAGEMENT FUND
REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002
(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                       Shares Voted "For"   Shares Withholding Authority to Vote
Arne H. Carlson         3,007,686,582.395              193,305,573.028
Philip J. Carroll, Jr.  3,017,586,609.642              183,405,545.781
Livio D. DeSimone       3,014,640,237.476              186,351,917.947
Barbara H. Fraser       3,015,406,067.561              185,586,087.862
Ira D. Hall             3,013,852,107.077              187,140,048.346
Heinz F. Hutter         3,012,570,957.134              188,421,198.289
Anne P. Jones           3,016,297,647.278              184,694,508.145
Stephen R. Lewis, Jr.   3,020,543,282.026              180,448,873.397
Alan G. Quasha          3,015,884,550.009              185,107,605.414
Stephen W. Roszell      3,016,506,955.137              184,485,200.286
Alan K. Simpson         3,006,847,087.340              194,145,068.083
Alison Taunton-Rigby    3,017,320,059.056              183,672,096.367
William F. Truscott     3,015,657,438.339              185,334,717.084
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Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

 Shares Voted "For"   Shares Voted "Against"   Abstentions     Broker Non-Votes
 2,667,385,729.771       308,741,031.994     143,028,948.658    81,836,445.000

Proposal 6

To add a Plan and Agreement of Distribution to Class A shares.

 Shares Voted "For"   Shares Voted "Against"   Abstentions     Broker Non-Votes
 2,570,125,594.548       300,828,017.754     166,331,996.034    81,235,804.000

To add a Plan and Agreement of Distribution for Class B shares.

 Shares Voted "For"   Shares Voted "Against"   Abstentions     Broker Non-Votes
  215,923,005.640        34,368,777.298      13,406,522.296     2,024,650.000

* Denotes Registrant-wide proposals and voting results.